EXHIBIT 99

PRESS RELEASE

DALLAS, Dec. 2, 2004 /PRNewswire-FirstCall via COMTEX/ – Haggar Corp. (Nasdaq: HGGR) announced today the promotion of John W. Feray to Senior Vice President and Chief Accounting Officer. Mr. Feray has recently served Haggar Corp. as Vice President of Finance and Vice President-Controller.

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “We celebrate John’s past successes and look forward to his contributions to the Company in his new role.”

Frank Bracken, President and Chief Operating Officer, added, “John has demonstrated his abilities to understand the operations of our business and has made solid contributions to the bottom line by focusing our management team on investing resources in key business opportunities.”

Mr. Feray will be responsible for all finance, treasury, financial reporting and accounting functions for Haggar and will report to Frank Bracken, President and Chief Operating Officer.

In addition to his responsibilities at Haggar, Feray is also involved with the United Way of Dallas and has recently been inducted as a new member of the Carrollton-Farmers Branch Rotary Club. Mr. Feray previously worked for Arthur Andersen LLP as an Audit and Business Advisory Manager specializing in manufacturing, retail and distribution companies.

Haggar also announced today that they have commenced a retained search for a new Vice President-Controller. The Vice President-Controller position will report to Mr. Feray.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, the United Kingdom, Canada, Mexico, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne(R) trademark, Kenneth Cole New York(R), and Kenneth Cole Reaction(R) trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments. For more information visit the Haggar website at http://www.haggar.com.